EXHIBIT 4
FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
PHILADELPHIA, PENNSYLVANIA
A STOCK COMPANY
This contract is issued in consideration of the application and purchase payments as provided in the contract.
Unless you elect a different payment option, beginning on the Annuity Date the proceeds will be paid as a variable annuity. We will pay a monthly income while the Annuitant is living, with payments guaranteed for 120 months.
THE BENEFITS AND VALUES OF THIS CONTRACT MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM AMOUNT OF CONTRACT VALUE IS GUARANTEED.
RIGHT TO EXAMINE THE CONTRACT
This contract may be returned on or before the end of the free look period. That period ends 10 days after you receive this contract. Mail or deliver this contract to us or to the agent who sold it. The returned contract will be treated as if we never issued it. We will promptly return the purchase payment you paid.
Signed for us at our executive office, Boston, Massachusetts on the contract date.
Secretary President
PLEASE READ YOUR CONTRACT CAREFULLY
THIS IS A LEGAL CONTRACT BETWEEN YOU AND US.
VARIABLE ANNUITY CONTRACT WITH PURCHASE PAYMENT FLEXIBILITY.
INITIAL PURCHASE PAYMENT WITH ADDITIONAL PURCHASE PAYMENTS PAYABLE DURING THE LIFETIME OF THE ANNUITANT AND PRIOR TO THE ANNUITY DATE.
DEATH BENEFIT PAYABLE UPON DEATH OF THE ANNUITANT
PRIOR TO THE ANNUITY DATE.
VALUES AND BENEFITS REFLECT INVESTMENT RESULTS.
NON-PARTICIPATING.
FORM NO. VA-1/87    LG953250023

GUIDE TO CONTRACT PROVISIONS
PAGE
PROVISIONS
Contract Schedule 3
Definitions 4
Service 4
Purchase Payment 4
   Initial Purchase Payment 4
   Additional Purchase Payment Option 4
   Allocation of Purchase Payments 4
Proceeds 5
   Proceeds on Death of the Owner Prior to the Annuity Date 5
   Proceeds on Death of the Owner After the Annuity Date 5
   Interest on Proceeds 5
Death Benefit 5
The Variable Account 6
   Sub-Accounts 6
   Transfers Among Sub-Accounts 6
   Reserved Rights 7
   Valuation Periods and Valuation Days 7
Contract Values 7
   Contract Value 7
   Units/Unit Value 7
   Net Investment Factor 8
   Asset Charges Deducted from the Sub-Accounts 8
   Net Purchase Payments 8
   Cash Surrender 8
   Partial Withdrawals 8
   Amounts Subject to a Surrender Charge 9
   Surrender Charges on Annuitization 9
   Option to Change the Annuity Date 9
General Provisions 9
   Entire Contract 9
   Misstatement of Age 10
   Assignment 10
   Claims of Creditors 10
   Quarterly Report 10
Owner and Beneficiary 10
Payment of Proceeds 11
   Payment Options 11
   Postponement of Payment 12

CONTRACT SCHEDULE
CONTRACT NUMBER 00000
CONTRACT DATE August 1, 1987
ANNUITY DATE
ANNUITANT John Doe
ISSUE AGE/SEX 35 Male
INITIAL PURCHASE PAYMENT:
VARIABLE PRODUCTS SERVICE CENTER, 82 DEVONSHIRE STREET, BOSTON,
MASSACHUSETTS 02109.
 VARIABLE ACCOUNT SUB-ACCOUNTS
 MONEY MARKET
 HIGH INCOME
 EQUITY INCOME
 GROWTH
 OVERSEAS
DEDUCTIONS FROM THE SUB-ACCOUNTS - A DAILY CHARGE CORRESPONDING TO THE FOLLOWING ANNUAL ASSET CHARGES:
 MORTALITY AND EXPENSE RISK CHARGE  .75%
 ADMINISTRATIVE CHARGE  .25%
TABLE OF SURRENDER CHARGES
 CONTRACT        PERCENTAGE OF
     YEAR  PURCHASE PAYMENTS
 1 5%
 2 4%
 3 3%
 4 2%
 5 1%
                   THEREAFTER 0%

DEFINITIONS
We, us, and our means Fidelity Investments Life Insurance Company, Executive Office, 82 Devonshire Street, Boston, Massachusetts 02109.
You and your means the owner.
AGE
The annuitant's issue age, shown on page 3, is the annuitant's age at nearest birthday on the contract date. Attained age means the annuitant's age on the contract date increased by the number of whole years since the contract date.
CONTRACT DATE
Contract years, contract months and contract anniversaries are measured from the contract date.
SERVICE
ADDRESS
The mailing address of our Variable Products Service Center is shown on page 3, unless later changed. We will notify you of any change of address. SENDING NOTICE TO US
Any written notice should be sent to our Variable Products Service Center. We reserve the right to require this contract to be returned to our service center for endorsement of any change.
PURCHASE PAYMENT
INITIAL PURCHASE PAYMENT
The initial purchase payment shown on page 3 is due and payable on or before the contract date.
ADDITIONAL PURCHASE PAYMENT OPTION
You may make additional purchase payments during the annuitant's lifetime and before the annuity date. Any additional purchase payment must be at least $500.
We reserve the right to limit the amount of additional purchase payments we will accept.
We will furnish a receipt for an additional purchase payment.
ALLOCATION OF PURCHASE PAYMENTS
You may allocate your initial net purchase payment among one or more Sub-Accounts of the Variable Account.
We will allocate the initial net purchase payment to the Money Market Sub-Account until after the Right to Examine The Contract period. The contract value in the Money Market Sub-Account will then be transferred to the Sub-Accounts you elected in the application. The portion of the purchase payment allocated to any Sub-Account is shown in the application. Any additional net purchase payments will be allocated to the Sub-Accounts you elected in the application unless you elect a different allocation.
The portion of any additional net purchase payment allocated to a Sub-Account must be a whole number, not less than 10%.

PROCEEDS
Proceeds means the amount payable on the annuity date, on surrender prior to the annuity date, or on the death of the annuitant or the owner prior to the annuity date.
It is currently our practice to deduct any applicable tax at the time proceeds become payable; however, we reserve the right to deduct the tax when due.
On the annuity date, the proceeds will be the contract value, if any, less any applicable surrender charge. If you surrender the contract, the proceeds will be the cash surrender value.
The proceeds payable on death of the annuitant prior to the annuity date will be the death benefit.
PROCEEDS ON DEATH OF THE OWNER PRIOR TO THE ANNUITY DATE
If you die before the annuity date, the proceeds are the contract value and must be distributed within five years after the date of death, unless:
(a) the proceeds are payable over the lifetime of the beneficiary with distributions beginning within one year of the date of the death; or
(b) your spouse is the beneficiary, in which case your spouse may elect to continue this contract and become the owner.
PROCEEDS ON DEATH OF THE OWNER AFTER THE ANNUITY DATE
If you die on or after the annuity date, any remaining payments under this contract must be distributed at least as rapidly as under the payment option being used as of the date of death.
Any proceeds will be paid in accordance with the applicable law governing such payments. To the extent this contract conflicts with any applicable provision of the Internal Revenue Code with respect to distributions on death, this contract shall be considered amended to conform to such code. INTEREST ON PROCEEDS
If the proceeds are not paid in a single sum or under a payment option within 30 days after they become payable, or the time provided by law, whichever is less, we will pay interest on the unpaid proceeds. Interest will accrue from the date the proceeds are payable to the date of payment, but not for more than one year, at a yearly rate of 3 1/2% or the rate and time provided by law, whichever is greater.
DEATH BENEFIT
The death benefit will be the greater of:
(a) the purchase payments paid, less any partial withdrawals and any applicable surrender charge and any incurred taxes; and
(b) the contract value on the date of death.

THE VARIABLE ACCOUNT
VARIABLE ACCOUNT
We established the Fidelity Investments Variable Annuity Account I (called "the Account") to support the operation of this contract and certain other variable annuity contracts we may offer. We will not allocate assets to the Account to support the operation of an[y contracts that are not similar to this contract.
We own the assets in the Account. However, these assets are not part of our general account. Income, gains and losses, whether or not realized, from assets allocated to the Account will be credited to or charged against the Account without regard to our other income, gains or losses.
Assets equal to the reserves and other liabilities of the Account will not be charged with liabilities that arise from any other business we may conduct. We shall have the right to transfer to our general account any assets of the Account which are in excess of such reserves and other liabilities.
The Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Account is also subject to the laws of the Commonwealth of Pennsylvania. SUB-ACCOUNTS
The Account consists of the Sub-Accounts designated on page 3. We reserve the right to remove any Sub-Account of the Account, or to add new Sub-Accounts. The assets of the Account are valued each valuation period. Each of the Sub-Accounts will invest in one portfolio of the Variable Insurance Product Fund (the "VIP Fund"), a series type of mutual fund. Shares of a portfolio are purchased for a Sub-Account at their net asset value.
You will share only the income, gains and losses of the Sub-Account to which the net purchase payments for this contract have been applied. The values and benefits of this contract depend on the investment performance of the portfolios in which your elected Sub-Accounts are invested. We do not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts applied to the elected Sub-Accounts.
The investment policies of a portfolio may not be changed without all necessary approvals of the Pennsylvania Insurance Department.
TRANSFERS AMONG SUB-ACCOUNTS
You may transfer amounts among the Sub-Accounts without charge by request to our Variable Products Service Center. You may request the transfers in dollar amounts or as a percent. The minimum dollar amount you may transfer is $250 or, if less, the entire amount in a Sub-Account. If you transfer a percent of the amount in a Sub-Account, such percent must be in whole numbers. We reserve the right to limit transfers among Sub-Accounts to 5 transfers per contract year.
ADDITIONS, DELETIONS OR SUBSTITUTIONS
We reserve the right to make additions to, deletions from, or substitutions for the portfolios in the VIP Fund, as permitted by law. We also reserve the right to substitute another mutual fund for the VIP Fund. Such a substitution would be subject to all necessary approvals of regulatory authorities.

RESERVED RIGHTS
When permitted by law, we also reserve the right to:
(a) combine the Account with other Variable Accounts; and/or
(b) deregister the Account under the Investment Company Act of 1940 if registration is no longer required; and/or
(c) operate the Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law, and/or
(d) make changes required by any change in the Investment Company Act of 1940.
VALUATION PERIODS AND VALUATION DAYS
A valuation period for each Sub-Account means the period of time from the beginning of the day following a valuation day to the end of the next succeeding valuation day.
A valuation day will be:
(a) each day the New York Stock Exchange is open for trading; or
(b) any other day on which the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.
CONTRACT VALUES
CONTRACT VALUE
The contract value of this contract is not guaranteed and will vary with the performance of the elected Sub-Accounts.
The contract value before the annuity date equals:
(a) the number of units credited to the Sub-Accounts of this contract;
times
(b) the value of the appropriate units.
UNITS
We will credit net purchase payments in the form of units. The number of units to be credited to each Sub-Account of this contract will be determined by dividing the net purchase payment allocated to that Sub-Account by the unit value for that Sub-Account for the valuation period during which the purchase payment is received. In the case of the initial net purchase payment, we will credit units on the contract date. Units will be adjusted for any transfers in or out of a Sub-Account.
UNIT VALUE
For each Sub-Account the unit value for the first valuation period was set at $10.00. The unit value for each subsequent valuation period is the net investment factor for that period, multiplied by the unit value for the immediately preceding valuation period. The unit value for a valuation period applies to each day in the period. The unit value may increase or decrease from one valuation period to the next.

NET INVESTMENT FACTOR
Each Sub-Account has a net investment factor. In the following, "assets" refers to the assets in each Sub-Account. The net investment factor is an index that measures the investment performance of a Sub-Account from one valuation period to the next.
The net investment factor for each Sub-Account for a valuation period is
(a) divided by (b), minus (c) where:
(a) is the net result of:
 1) the asset value at the end of the previous valuation period; plus
2) the investment income and capital gains, realized and unrealized, credited at the end of the current valuation period; minus
3) the capital losses, realized or unrealized, charged during the current valuation period; minus
4) any amount charged for taxes or any amount we set aside during the valuation period as a provision for taxes attributable to the operation or maintenance of the Sub-Account; and
(b) is the value of the assets at the end of the preceding valuation period; and
(c) is a factor representing the Deductions from the Sub-Accounts that are deducted on a daily basis. These charges are shown on page 3.
The net investment factor may be greater than or less than one.
ASSET CHARGES DEDUCTED FROM THE SUB-ACCOUNTS
The equivalent of the Annual Asset Charges is deducted daily from the Sub-Accounts and will not exceed the Annual Asset Charges shown on page 3. NET PURCHASE PAYMENTS
A net purchase payment is a purchase payment less any applicable purchase payment tax.
CASH SURRENDER
You may surrender this contract at any time before the earlier of the death of the annuitant and the annuity date by sending a written request and this contract to our Variable Products Service Center. The cash surrender value may be paid in a single sum or under a payment option.
CASH SURRENDER VALUE
The cash surrender value is the contract value on the date we receive your request for surrender, less any applicable surrender charge.
PARTIAL WITHDRAWALS
At any time before the earlier of the death of the annuitant and the annuity date you may withdraw part of the cash surrender value by sending a written request and this contract to our Variable Products Service Center. The partial withdrawal may not be less than $500.
The amount of the partial withdrawal and any applicable surrender charge will be deducted from the cash surrender value. On the date of withdrawal, the amount withdrawn plus any surrender charge will be subtracted from the death benefit and the contract value.
Unless you request otherwise, we will allocate partial withdrawals to Sub-Accounts in the same proportion as the value in each Sub-Account bears to the contract value on the date of the partial withdrawal.
The maximum withdrawal allowed will be an amount that, along with the appropriate charges, will not reduce the contract value to less than $5,000.
AMOUNTS SUBJECT TO A SURRENDER CHARGE
If, during the first five contract years, you surrender this contract for its cash surrender value or make a partial withdrawal, we will deduct a surrender charge from the contract value. The amount of the surrender charge will be the applicable percentage of purchase payments withdrawn at the time of surrender. The surrender charges are shown in the Table of Surrender Charges on page 3. For purposes of this charge, any amount deducted from your contract value based upon surrender or partial withdrawals will be considered as a withdrawal of purchase payments until an amount equal to all of your purchase payments has been withdrawn.
In each contract year, any purchase payments withdrawn which do not in total exceed 10% of the total purchase payments will not incur a surrender charge. "Total purchase payments" will equal all purchase payments made less any amounts previously surrendered that were subject to a surrender charge.
SURRENDER CHARGES ON ANNUITIZATION
The surrender charge as described above will apply if the annuity date occurs within the first three contract years.
If the annuity date occurs after the third contract year, a surrender charge will not be applied to the contract value before calculation of the proceeds to be paid.
OPTION TO CHANGE THE ANNUITY DATE
You may change the annuity date by writing to our Variable Products Service Center before the annuity date shown on page 3. The request must be received by us at least 30 days before the then current annuity date.
The new annuity date must be:
(a) at least 30 days after the date we receive your notice;
(b) the first day of a month; and
(c) not later than the first day of the month following the annuitant's 80th birthday or, if later, the first day of the month following the fifth contract anniversary.
BASIS OF VALUES
All values are at least as great as those required by law in the state in which this contract is delivered. A detailed statement of the method used to compute the minimum values has been filed with the insurance supervisory official of the state in which this contract is delivered.
GENERAL PROVISIONS
ENTIRE CONTRACT
This contract and the application, a copy of which is attached, are the entire contract.
All statements made in an application are deemed to be representations and not warranties. No statement in an application will be used to void this contract or defend against a claim unless it is contained in the application and a copy of the application is attached to the contract when issued.

No change in or waiver of any provision of this contract will be valid unless the change or waiver is approved by one of our executive officers.
The approval must be endorsed on or attached to this contract.   No agent
or other person has the right to change or waive any of the contract provisions.
MISSTATEMENT OF AGE OR SEX
If the age or sex of the annuitant has been misstated, we will pay the amount which the proceeds would have purchased for the correct age and sex. If we make an overpayment because of an error in age or sex, the overpayment plus interest at 6% compounded annually will be a debt against this contract. If the debt is not repaid, future annuity payments will be reduced accordingly.
If we make an underpayment because of an error in age or sex, any income payments will be recalculated for the correct age and sex and future payments will be adjusted. The underpayment, with interest at 6% compounded annually, will be paid to you in a single sum.
ASSIGNMENT
You may assign this contract at any time during the lifetime of the annuitant and before the annuity date. No assignment will be binding on us unless it is written in a form acceptable to us and received at our Variable Products Service Center. Your rights and the rights of any beneficiary will be affected by an assignment. We will not be responsible for the validity of any assignment.
CLAIMS OF CREDITORS
To the extent permitted by law, no payments under this contract will be subject to the claims of the creditors of the owner, annuitant or any beneficiary.
QUARTERLY REPORT
Four times each contract year, we will send you a report within 31 days after the end of each contract quarter. The report will show the contract value, purchase payments paid, withdrawals and charges made since the last report.
The report will also include any other information that may be required by the insurance supervisory official of the jurisdiction in which this contract is delivered.
NON-PARTICIPATING
This contract does not share in our profits or surplus earnings.
OWNER AND BENEFICIARY
OWNER
Owner means the owner named in the application, unless later changed. During the annuitant's lifetime, all rights granted by this contract belong to the owner. If the owner dies before the annuitant, all of the owner's rights will pass to the owner's estate.
BENEFICIARY
The beneficiary is named in the application and may be changed by you. The beneficiary will receive the proceeds payable on the death of you or the annuitant.
The interest of any beneficiary who dies before the annuitant will pass to the surviving beneficiaries according to their respective interest. If no beneficiary survives the annuitant, the proceeds payable on death of the annuitant will be paid to the owner, if living, otherwise to the estate of the owner.

CHANGE OF OWNER AND BENEFICIARY
The owner may change the owner and the beneficiary during the lifetime of the annuitant and before the annuity date. Any change must be in writing. A change will take effect on the date the request was signed, but it will not apply to any payments made by us before the request was received and recorded at our Variable Products Service Center.
PAYMENT OF PROCEEDS
GENERAL
You may elect to have all or any part of the proceeds paid as either a variable annuity or a fixed annuity under an available payment option. PAYMENT OPTIONS
While the annuitant is living and prior to the annuity date you may elect or change the election of a payment option by a written request sent to our Variable Products Service Center. If no payment option is on file at our Variable Products Service Center on the annuity date, the proceeds will be paid as a variable annuity in accordance with Option 3 - Life Annuity with 10 Years Guaranteed.
If proceeds are paid as a variable annuity, the amount of the first monthly annuity payment will be determined on a the annuity date from the appropriate Annuity Table. Subsequent monthly annuity payments will vary based on the investment experience of the elected Sub-Accounts used to fund the annuity.
The minimum amount of proceeds that may be applied under a payment option is $5,000.00. If monthly annuity payments under a payment option would be less than $60.00 per month, we have the right to change the frequency of payment to a frequency that would provide the minimum required.
Payment options are not available to the following:
(a) any corporate beneficiary, partnership or trustee;
(b) any assignee, unless that assignee is a beneficiary; or
(c) the executors or administrators of the annuitant's, owner's or the beneficiary's estate.
We will pay the first annuity payment on the annuity date. We will require proof acceptable to us of the age of the annuitant before any payment is made. We may require proof that the annuitant is still living before we make any payments after any guarantee period.
When a payment option is chosen, a payee may not assign the payments, commute payments, or make any other changes to the payment option. POSTPONEMENT OF PAYMENT
We will usually pay any proceeds payable on surrender or partial withdrawal within seven days after we receive your written request. We will usually pay proceeds payable as a result of the death of the annuitant within seven days after we receive due proof of the annuitant's death. However any payment involving a determination of the contract value may be postponed whenever:
(a) the New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the exchange is restricted as determined by the Securities and Exchange Commission; or
(b) the Securities and Exchange Commission by order permits postponement for the protection of contract owners; or
(c) a state of emergency exists, as determined by the Securities and Exchange Commission, which would make determination of the value of the net assets of the Account impracticable.
VARIABLE ANNUITY
Annuity payments vary in amount in accordance with the investment performance of the elected Sub-Accounts of the Account. On the annuity date, the amount of the first annuity payment is calculated by applying the proceeds payable to the Annuity Table for the option chosen.
Subsequent annuity payments will be based on the investment performance of the elected Sub-Accounts. The amount of each subsequent payment is determined by the number of annuity units credited for each Sub-Account. The number of annuity units credited for a Sub-Account is determined by dividing the portion of the first payment allocated to a Sub-Account by the annuity unit value for that Sub-Account.
ANNUITY UNIT VALUE
The value of an annuity unit for each Sub-Account was initially set at $1.00. The value of an annuity unit for each Sub-Account for any subsequent valuation period is equal to (a) times (b) times (c) where:
(a) is the net investment factor for the valuation period for which the annuity unit value is being calculated;
(b) is the value of the annuity unit for the preceding valuation period;
and
(c) is the investment result adjustment factor (.99990575 per day) which recognizes an annual interest rate of 3.5% per year used in determining the annuity payment amounts.
Annuity payments after the first will be equal to the sum of the annuity units for each Sub-Account times the then current annuity unit value for the respective Sub-Account. The number of annuity units remains fixed for all annuity payments. The dollar amount of the annuity payments may vary from month to month. We guarantee that the dollar amount of each variable annuity payment will not be affected by changes in mortality and expense experience.
TRANSFERS AMONG SUB-ACCOUNTS AFTER THE ANNUITY DATE
After the annuity date, you may transfer amounts among the Sub-Accounts without charge by request to our Variable Products Service Center. Such transfers, which must be in accordance with the Company's then current rules, will be effective as of the end of the valuation period in which the request is received and will affect payments determined after that valuation period. The transfer will be based on the relative value of the Sub-Account annuity values.
FIXED ANNUITY
The amount of annuity payments for a fixed annuity is calculated by applying the proceeds payable to the appropriate Annuity Table.
Thereafter, the amount of the annuity payments will not be affected by the investment performance of the Account. Income payments under a fixed annuity will not vary in dollar amount. Amounts used to purchase a fixed annuity may not be later transferred to a variable annuity.
BASIS OF PAYMENTS
The mortality table used in determining the annuity payment rates is the 1983a Individual Annuitant Mortality Table.
PAYMENT OPTIONS
The annuity payment rates in the Annuity Table show the dollar amount for each $1000 of proceeds applied for:
(a) the first monthly variable annuity payment based on an assumed interest rate of 3.5%; and
(b) the monthly fixed annuity payment, when this payment is based on the guaranteed interest rate of 3.5% per year.
The company may make available variable payments based on other assumed interest rates.
Annuity payments under the payment options will be based on the sex and age at nearest birthday of the annuitant. The monthly annuity payable will be the larger of:
(a) The payment based on the rates shown in the Annuity Table for the option chosen; and
(b) the payment calculated by applying the proceeds as a single premium to our single premium annuity rates in effect on the date of the first annuity payment for the same plan.
Age is based on the adjusted age of the annuitant as of the annuity date. The joint and survivor annuity payment rates are based on the adjusted ages of both the annuitant and the designated second person as of the annuity date. The adjusted age is:
o The age at the birthday nearest to the annuity date; less
o The age adjustment shown below which is based on the number of contract years that have elapsed from the contract date to the annuity date.

AGE ADJUSTMENT TABLE

Contract Years
Elapsed 1 to 5 6 to 10 11 to 15 16 to 20 21 to 25 25+

Age Adjustment 0 1 2 3 4 5

OPTION 1 - LIFE ANNUITY
We will make monthly income payments for the life of the annuitant, ceasing with the last payment due prior to the death of the annuitant.
OPTION 2 - JOINT AND SURVIVOR ANNUITY
We will make monthly payments during the joint lifetime of the annuitant and a designated second person and thereafter during the lifetime of the survivor.
OPTION 3 - INCOME FOR A GUARANTEED PERIOD AND LIFE THEREAFTER
We will make monthly income payments for a guaranteed period as elected.
If the annuitant lives beyond the guaranteed period, the payments will continue until the annuitant's death.
If the Annuitant dies before the end of the guaranteed period payments will be continued to the beneficiary until the end of the guaranteed period. We may require proof that the beneficiary is living before any payment is made.
The beneficiary may elect to have the remaining unpaid guaranteed payments paid in a single sum. Also, if the beneficiary dies before the remaining guaranteed payments have been paid, the remaining unpaid guaranteed payments will be paid in a single sum to the estate of the beneficiary. Such remaining unpaid guaranteed payments will be discounted to the date of the beneficiary's death at the yearly rate used in determining the first monthly payment. Discounted means we will deduct the amount of interest the remaining payments would have earned.

ANNUITY TABLES
DOLLAR AMOUNT OF THE ANNUITY PAYMENT WHICH IS PURCHASED
WITH EACH $1,000 OF PROCEEDS APPLIED
Guaranteed Monthly Payments
 OPTION 1 OPTION 3
 Life Annuity Life Annuity Life Annuity
Adjusted 10 Years Guaranteed 20 Years Guaranteed
   Age Male Female Male Female Male Female
55 4.99 4.54 4.91 4.51 4.66 4.38
56 5.09 4.62 5.00 4.58 4.72 4.44
57 5.20 4.71 5.10 4.66 4.78 4.51
58 5.32 4.80 5.20 4.75 4.85 4.57
59 5.44 4.90 5.31 4.84 4.91 4.64
60 5.57 5.00 5.42 4.93 4.97 4.70
61 5.71 5.11 5.54 5.03 5.04 4.77
62 5.86 5.23 5.67 5.14 5.10 4.84
63 6.02 5.36 5.80 5.25 5.16 4.91
64 6.20 5.49 5.94 5.37 5.22 4.98
65 6.38 5.64 6.08 5.50 5.28 5.05
66 6.58 5.79 6.23 5.63 5.33 5.12
67 6.79 5.95 6.38 5.77 5.38 5.19
68 7.02 6.13 6.54 5.91 5.43 5.25
69 7.26 6.32 6.71 6.07 5.48 5.32
70 7.52 6.53 6.87 6.23 5.52 5.38
71 7.80 6.75 7.05 6.40 5.55 5.43
72 8.09 6.99 7.22 6.58 5.59 5.48
73 8.41 7.26 7.40 6.76 5.62 5.52
74 8.75 7.54 7.57 6.95 5.64 5.57
75 9.12 7.85 7.75 7.14 5.66 5.60
76 9.51 8.18 7.92 7.34 5.68 5.63
77 9.92 8.54 8.09 7.54 5.70 5.66
78 10.37 8.94 8.26 7.74 5.71 5.68
79 10.85 9.36 8.42 7.94 5.72 5.70
80 11.37 9.82 8.57 8.13 5.73 5.71
JOINT AND SURVIVOR LIFE ANNUITY (OPTION 2)
   Male
Adjusted
   Age 55 60 65 70 75 80
    55 4.06 4.24 4.40 4.54 4.65 4.73
    60 4.17 4.40 4.64 4.86 5.04 5.18
    65 4.25 4.54 4.86 5.18 5.49 5.73
    70 4.32 4.65 5.05 5.50 5.96 6.37
    75 4.36 4.73 5.20 5.76 6.40 7.05
    80 4.39 4.79 5.30 5.96 6.78 7.70
Basis = 1983a Individual Annuitant Mortality at 3.5% annual interest.
The dollar amount of annuity payment for any age or combination of ages not shown in the Annuity Tables or for any other form of annuity option agreed to by us will be furnished on request.
FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
Philadelphia, Pennsylvania
VARIABLE ANNUITY CONTRACT WITH PURCHASE PAYMENT FLEXIBILITY.
INITIAL PURCHASE PAYMENT WITH ADDITIONAL PURCHASE PAYMENTS PAYABLE
DURING THE LIFETIME OF THE ANNUITANT AND PRIOR TO THE ANNUITY DATE.
DEATH BENEFIT PAYABLE UPON DEATH OF THE ANNUITANT
PRIOR TO THE ANNUITY DATE.
VALUES AND BENEFITS REFLECT INVESTMENT RESULTS.
NON-PARTICIPATING.
LG953250023